Exhibit 99.1
United Fire Group, Inc. Reports Second Quarter 2024 Results

Second Quarter Net Loss of $0.11 per Diluted Share and Adjusted Operating Loss of $0.07 per Diluted Share

Second quarter 2024 highlights:
•Net loss of $2.7 million includes a $3.2 million pre-tax charge for an estimated contingent liability related to rating errors.
•Net premiums written(1) increased 9.0% to $326.1 million compared to the second quarter of 2023.
•Net investment income increased 59.2% to $18.0 million compared to the second quarter of 2023.
•GAAP combined ratio of 105.6% improved 27.4 points compared to the second quarter of 2023; comprised of an underlying loss ratio(2) of 58.9%, catastrophe loss ratio of 11.2%, no prior year reserve development, and underwriting expense ratio of 35.5%.
•The underlying combined ratio(3) improved 4.8 points to 94.4% compared to the second quarter of 2023.
•Book value per common share decreased $0.36 to $28.68 as of June 30, 2024, compared to December 31, 2023.

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
August 6, 2024 - FOR IMMEDIATE RELEASE

United Fire Group, Inc. (the “Company” or “UFG”) (Nasdaq: UFCS) today reported financial results for the three-month period ended June 30, 2024 (the “second quarter of 2024”) with a consolidated net loss of $2.7 million ($0.11 loss per diluted share) and consolidated adjusted operating loss of $0.07 per diluted share.

“Our second quarter results reflect continued progress in our efforts to deliver improved performance through the strategic execution of our business plan,” said UFG President and CEO Kevin Leidwinger. “The quarter was marked by continued premium growth, lower underlying loss ratio, neutral prior period development and increased investment income.

“Net written premiums grew 9% to $326.1 million, led by ongoing growth in our core commercial and assumed reinsurance business units. Core commercial growth remained steady with average renewal premium increases of 12.3%, healthy retention and attractive new business opportunities reflecting our continued focus on profitability. Rate increases accelerated to 9.8% with all liability lines increasing in the second quarter and improving margins above loss cost trends.

“The second quarter GAAP combined ratio of 105.6% improved significantly over prior year, primarily due to lower prior period reserve development and decreases in catastrophe and underlying combined ratios.

“Prior period reserve development in the second quarter was neutral overall. Consistent with the first quarter, favorable emergence across several lines of business enabled us to further reinforce our position against the future inflationary uncertainty challenging our industry in certain liability lines. Loss emergence remains within our expectations, and we believe these proactive steps are a prudent measure to mitigate the impact of a potential further acceleration in severity trends.

“As you will recall, in the second quarter of 2023 we significantly strengthened loss reserves as a result of investments in our actuarial processes and increased depth of analysis that provided a more informed understanding of our reserve position. Those investments also led to greater visibility into our underlying loss trends, and we reacted quickly to recognize the increased levels of severity observed in our liability portfolio. For the last four quarters, we have been reflecting this elevated view of trend in our analyses and management decisions, which has fostered greater confidence in the strength of our reserve position. We remain committed to establishing a strong and stable reserve position, providing a solid foundation to grow our business.

“Second quarter catastrophe loss ratio of 11.2% improved 1.8 points over prior year and was below our five-year and 10-year historical averages as we continue our focus on effectively managing our property catastrophe risk profile.

“The second quarter underlying loss ratio of 58.9% improved 5.7 points from the prior year reflecting strong earned rate achievement and continued disciplined underwriting. In addition, results in the second quarter of 2023 were impacted by elevated surety loss activity.

“Our intense focus on expense management has reduced our overall cost structure compared to last year. Efficiencies in non-revenue generating functions have funded investments in talent and technology supporting our underwriting capabilities and shifted our cost structure toward the underwriting expense ratio. As a result, the underwriting expense ratio increased to 35.5% in the second quarter while we see reductions in the loss adjusting expense ratio that contribute to a lower net loss ratio. We will continue to diligently manage the underwriting expense ratio down over time.

“Overall, the second quarter underlying combined ratio of 94.4% improved 4.8 points over prior year as a result of the successful execution of our ongoing actions to improve core margins.

“Net investment income increased 59.2% from prior year to $18.0 million on improving fixed maturity income along with higher valuations on alternative assets. Fixed maturity investment income increased 19% from prior year to $16.0 million as we repositioned portions of our fixed income portfolio to take advantage of the current attractive reinvestment rates and further support future earnings.

“Recently, we identified rating errors within our core commercial business and recorded a pre-tax charge of $3.2 million in anticipation of voluntarily issuing refunds to certain affected policyholders. We are committed to resolving this matter as expediently as possible and have begun working with state regulators to ensure resolution.

“The improvements in underlying profitability were sufficient to generate positive adjusted operating income in the second quarter, excluding the impact of this rating adjustment. We remain committed to continuing to drive improvements in our performance through strategic execution of our business plan during the second half of the year.”

(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Underlying loss ratio is a non-GAAP financial measure that is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior year reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(3) Underlying combined ratio is a non-GAAP financial measure that is defined as the GAAP combined ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.

Consolidated Financial Highlights:

Consolidated Financial Highlights
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Per Share Data)	2024	2023	2024	2023
Net premiums earned	$287,569	$254,638	$568,428	$510,765
Net premiums written	326,119	299,076	647,390	572,344

GAAP Combined Ratio:
Net loss ratio	70.1%	98.4%	67.0%	83.3%
Underwriting expense ratio	35.5%	34.6%	35.2%	34.9%
GAAP combined ratio	105.6%	133.0%	102.2%	118.2%

Additional Ratios:
Net loss ratio	70.1%	98.4%	67.0%	83.3%
Catastrophes-effect on net loss ratio(1)	11.2%	13.0%	7.9%	8.8%
Reserve development-effect on net loss ratio(1)	—%	20.8%	—%	10.4%
Underlying loss ratio(1) (non-GAAP)	58.9%	64.6%	59.1%	64.1%
Underwriting expense ratio	35.5%	34.6%	35.2%	34.9%
Underlying combined ratio(2) (non-GAAP)	94.4%	99.2%	94.3%	99.0%

Net investment income, net of investment expenses	$18,029	$11,327	$34,371	$24,049
Net investment gains (losses)	(1,229)	1,124	(2,431)	(621)
Other income (loss)(3)	(4,812)	(598)	(6,726)	(2,968)

Net income (loss)	$(2,735)	$(56,382)	$10,767	$(55,688)
Adjusted operating income (loss)(4)	(1,764)	(57,270)	12,688	(55,197)

Net income (loss) per diluted share	$(0.11)	$(2.23)	$0.42	$(2.21)
Adjusted operating income (loss) per diluted share(4)	(0.07)	(2.27)	0.49	(2.19)

Return on equity(5)			2.9%	(15.7)%

(1) Underlying loss ratio is a non-GAAP financial measure that is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(2) Underlying combined ratio is a non-GAAP financial measure that is defined as the GAAP combined ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(3) Other income (loss) is comprised of other income (loss), interest expense and other non-underwriting expenses.
(4) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, after applicable taxes. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information and a reconciliation of adjusted operating income (loss) to net income.
(5) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

Total Property & Casualty Underwriting Results

Second quarter 2024 results:
(All comparisons vs. second quarter 2023, unless noted otherwise)

Net premiums written increased by 9.0% in the second quarter of 2024 driven by core commercial and assumed reinsurance business. Net premiums earned increased 12.9% in the second quarter of 2024 due to growth in net premiums written in both prior and current quarters. Commercial lines net premiums written excluding surety and specialty increased 13.2%, supported by increased pricing with an overall increase in average renewal premiums of 12.3%. Rate increases accounted for 9.8% while exposure increases contributed an additional 2.3%. Excluding the workers’ compensation line of business, the overall average increase in renewal premiums was 13.5%, with 11.0% from rate increases and 2.2% from exposure changes.

The GAAP combined ratio for the second quarter of 2024 was 105.6%, improving 27.4 points from 133.0% driven by improvement in all components of the net loss ratio. Prior period development excluding catastrophe losses was neutral for the second quarter of 2024. This compares to 20.8% of unfavorable development in the second quarter of 2023. Pre-tax catastrophe losses added 11.2 percentage points to the GAAP combined ratio, a 1.8 point improvement and below both five-year and 10-year historical averages. The underlying loss ratio of 58.9% improved 5.7 points, reflecting improvement in core commercial lines from a combination of underwriting actions, increased pricing, expense management and lower claim count trends. The prior year underlying loss ratio was also impacted by elevated surety losses, which did not repeat in the current year. The underwriting expense ratio of 35.5% deteriorated 0.9 points due to investments in underwriting talent and technology offset by premium growth.

In July 2024, the Company identified rating errors related to umbrella and general liability products that resulted in an overcharge to certain policyholders. Corrective actions are currently underway, and UFG is voluntarily notifying and cooperating with state insurance regulators to determine the appropriate extent of refunds to impacted policyholders. The Company may receive requests for information in the future from regulators in connection with this matter. As a result of this issue, the Company recorded an estimated liability of $3.2 million to cover its anticipated exposure for this matter based on information available to management at this time. However, the Company's estimate of the anticipated exposure may change as additional information becomes available and it continues its discussions with regulatory agencies. The Company is reviewing other business lines to determine whether other similar issues exist. Fines, penalties or further refunds related to the foregoing are reasonably possible, but the amount of such losses, if any, cannot be estimated at this time.

Investment Results

Second quarter 2024 results:
(All comparisons vs. second quarter 2023, unless noted otherwise)

Net investment income was $18.0 million for the second quarter of 2024, an increase of $6.7 million. Income from the fixed maturity portfolio increased by $2.5 million due to investing at higher interest rates. In addition, income from cash and cash equivalents increased by $1.8 million. Income on other long-term investments resulted in an additional $4.1 million of income as the valuation of investments in limited liability partnerships varies from period to period. Investment expense increased by $0.5 million. The dividends on equity securities decreased by $1.2 million due to a strategic reallocation of equity securities to fixed income assets over the past year.

Investment Results
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2024	2023	2024	2023
Investment income:
Interest on fixed maturities	$15,947	$13,423	$31,107	$26,720
Dividends on equity securities	$—	$1,185	$341	$2,428
Income (loss) on other long-term investments	$623	$(3,504)	$381	$(4,584)
Other	$4,188	$2,434	$8,086	$4,294
Total investment income	$20,758	$13,538	$39,915	$28,858
Less investment expenses	$2,729	$2,211	$5,544	$4,809
Net investment income	$18,029	$11,327	$34,371	$24,049

Average yields:
Fixed income securities:
Pre-tax(1)	3.62%	3.24%	3.43%	3.25%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance Sheet

Balance Sheet
	June 30, 2024	December 31, 2023
(In Thousands)
	(unaudited)
Invested assets	$1,935,876	$1,886,494
Cash	153,430	102,046
Total assets	3,408,697	3,144,190
Losses and loss settlement expenses	1,755,739	1,638,755
Total liabilities	2,682,102	2,410,445
Net unrealized investment gains (losses), after-tax	(77,994)	(66,967)
Total stockholders’ equity	726,595	733,745

Book value per share	$28.68	$29.04

Total consolidated assets as of June 30, 2024 were $3.4 billion, which included $1.9 billion of invested assets. The Company’s book value per share was $28.68, a decrease of $0.36 per share, or 1.2%, from December 31, 2023. This decrease is primarily related to an increase in net income, more than offset by net unrealized loss after tax on fixed maturity securities and shareholder dividends during the first six months of 2024.

Capital Management

The Company successfully completed a placement of $70 million aggregate principal senior unsecured 9.0% notes due May 31, 2039 in a private offering. Proceeds from the offering will be used to support anticipated growth and for general corporate purposes.

During the second quarter of 2024, the Company declared and paid a $0.16 per share cash dividend to shareholders of record as of May 31, 2024. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. CT on August 7, 2024, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company’s second quarter of 2024 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). The event will be archived and available for digital replay through August 14, 2024. The replay access information is toll-free 1-877-344-7529 (international 1-412-317-0088); conference ID no. 9685737.

Webcast: An audio webcast of the teleconference can be accessed at the Company’s investor relations page at
https://ir.ufginsurance.com/event/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=5d3Ej3OM. The archived audio webcast will be available until August 14, 2024.

Transcript: A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor Relations
Email: ir@unitedfiregroup.com

Media Inquiries
Email: news@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 29, 2024. The risks identified in our 2023 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management also uses certain non-GAAP financial measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, and underlying combined ratio. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2024	2023	2024	2023
Income Statement Data
Net income (loss)	$(2,735)	$(56,382)	$10,767	$(55,688)
Less: after-tax net investment gains (losses)	(971)	888	(1,921)	(491)
Adjusted operating income (loss)	$(1,764)	$(57,270)	$12,688	$(55,197)
Diluted Earnings Per Share Data
Net income (loss)	$(0.11)	$(2.23)	$0.42	$(2.21)
Less: after-tax net investment gains (losses)	(0.04)	0.04	(0.07)	(0.02)
Adjusted operating income (loss)	$(0.07)	$(2.27)	$0.49	$(2.19)

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The underlying combined ratio represents the GAAP combined ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The Company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of prior period impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior period reserve development are important to understanding how the Company is managing catastrophe risk and in identifying developments in longer-tailed business.

Prior period reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that may have occurred in prior periods.

Certain Performance Measure

The Company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the Company’s results of operations. The Company has provided the following definition:

Net premiums written: Net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired terms of the insurance policies in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and the change in prepaid reinsurance premiums.

Supplemental Tables

Income Statement
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2024	2023	2024	2023
Revenues
Net premiums earned	$287,569	$254,638	$568,428	$510,765
Investment income, net of investment expenses	18,029	11,327	34,371	24,049
Net investment gains (losses)	(1,229)	1,124	(2,431)	(621)
Other income (loss)	(3,200)	—	(3,200)	—
Total Revenues	$301,169	$267,089	$597,168	$534,193

Benefits, Losses and Expenses
Losses and loss settlement expenses	$201,325	$250,730	$380,971	$425,327
Amortization of deferred policy acquisition costs	67,389	59,156	133,079	118,991
Other underwriting expenses	34,613	28,832	67,078	59,135
Interest expense	1,460	797	2,319	1,594
Other non-underwriting expenses	152	(199)	1,207	1,374
Total Benefits, Losses and Expenses	$304,939	$339,316	$584,654	$606,421

Income (loss) before income taxes	$(3,770)	$(72,227)	$12,514	$(72,228)
Federal income tax expense (benefit)	(1,035)	(15,845)	1,747	(16,540)
Net income (loss)	$(2,735)	$(56,382)	$10,767	$(55,688)

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2024	2023	2024	2023
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$103,974	$99,945	$193,836	$179,774
Fire and allied lines(3)	62,721	70,408	133,374	132,437
Automobile	68,366	60,033	143,207	119,312
Workers’ compensation	16,822	14,196	33,902	27,560
Surety(4)	14,246	9,520	29,104	24,921
Miscellaneous	2,876	839	5,006	1,158
Total commercial lines	$269,005	$254,941	$538,429	$485,162

Personal lines:
Fire and allied lines(5)	$2,706	$1,134	$7,582	$2,630
Automobile	1,084	—	1,084	—
Miscellaneous	1	4	3	9
Total personal lines	$3,791	$1,138	$8,669	$2,639
Assumed reinsurance	53,323	42,997	100,292	84,544
Total	$326,119	$299,076	$647,390	$572,344
(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended June 30,	2024			2023
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$84,926	$70,702	83.3%	$81,028	$106,805	131.8%
Fire and allied lines	63,643	39,402	61.9	61,808	52,056	84.2
Automobile	57,690	44,790	77.6	51,905	53,908	103.9
Workers’ compensation	13,515	8,402	62.2	13,802	1,649	11.9
Surety	13,944	6,632	47.6	6,386	7,872	123.3
Miscellaneous	2,172	946	43.6	374	28	7.5
Total commercial lines	$235,890	$170,874	72.4%	$215,303	$222,318	103.3%

Personal lines
Fire and allied lines	$2,748	$1,206	43.9%	$1,000	$141	14.1%
Automobile	243	106	NM	—	(121)	NM
Miscellaneous	3	(15)	NM	6	(19)	NM
Total personal lines	$2,994	$1,297	43.3%	$1,006	$1	0.1%
Assumed reinsurance	48,685	29,154	59.9	38,329	28,411	74.1
Total	$287,569	$201,325	70.1%	$254,638	$250,730	98.5%
NM = Not meaningful

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Six Months Ended June 30,	2024			2023
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$165,323	$132,499	80.1%	$159,433	$159,649	100.1%
Fire and allied lines	126,053	75,180	59.6	118,274	97,937	82.8
Automobile	114,199	87,410	76.5	100,877	90,689	89.9
Workers’ compensation	25,942	14,661	56.5	27,047	9,700	35.9
Surety	28,848	10,193	35.3	18,332	9,093	49.6
Miscellaneous	3,739	2,012	53.8	639	165	25.8
Total commercial lines	$464,104	$321,955	69.4%	$424,602	$367,233	86.5%

Personal lines
Fire and allied lines	$7,643	$4,968	65.0%	$2,952	$2,327	78.8%
Automobile	243	110	NM	—	(375)	NM
Miscellaneous	6	23	NM	13	(65)	NM
Total personal lines	$7,892	$5,101	64.6%	$2,965	$1,887	63.6%
Assumed reinsurance	96,432	53,915	55.9	83,198	56,207	67.6
Total	$568,428	$380,971	67.0%	$510,765	$425,327	83.3%